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                                                                  EXHIBIT 4.14

                             CRAGAR INDUSTRIES, INC.

                      STOCK OPTION / RESTRICTED STOCK GRANT

DATE OF GRANT:  __________________, 19__

GRANT OF OPTION OR RESTRICTED STOCK

Cragar Industries, Inc. (the "Company") hereby grants to ________________ (the "Grantee"), who is either an employee or Director of the Company or one of its subsidiaries, the following:

/ / an option to purchase ___________ shares of the Company's Class A Common Stock (the "Option Shares") at $____________ per share; this option is intended to be an "Incentive Stock Option" as defined in
         Section 422 of the Internal Revenue Code of 1986, as amended.

/ / an option to purchase __________ shares of the Company's Class A Common Stock (the "Option Shares") at $___________ per share; this option is NOT intended to be an "Incentive Stock Option" as defined in Section 422 of the Internal Revenue Code of 1986, as amended.

/ / an award of_______________ shares of the Company's Class A Common Stock as a restricted stock grant (the "Restricted Stock"), subject to the restrictions set forth below.

INSTALLMENT EXERCISE

         All options shall be exercisable in three (3) installments, as follows:

         (a) on and after the second anniversary of the Date of Grant, up to one-third (1/3) of the total number of Option Shares;

         (b) on and after the third anniversary of the Date of Grant, up to two-thirds (2/3) of the Option Shares; and

         (c) on and after the fourth anniversary of the Date of Grant, the remaining Option Shares.

TERMINATION OF OPTION

         The option will terminate on the first to occur of the following:

         (a) 180 days after the termination of Grantee's employment or termination of Grantee's service as a Director of the Company by reason of resignation, death or disability;
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         (b) immediately upon termination of Grantee's employment or service as a Director if such termination is caused by (i) any act of malfeasance or wrongdoing committed by Grantee, (ii) any breach of a covenant not to compete or employment contract with the Company or any subsidiary, or (iii) engaging in any conduct that would warrant the Grantee's discharge for cause; and

         (c) the date that is 10 years after the Date of Grant.

METHOD OF EXERCISE

         The Grantee may exercise the Option with respect to all or a part of the number of Option Shares that are then exercisable by giving notice in writing to the Company, attention:___________ . The notice shall specify the number of Option Shares as to which the option is to be exercised and the date of exercise, which date shall be at least five days after the giving of such notice.

         Full payment by the Grantee of the option price for the Option Shares to be purchased shall be made on or before the date of exercise by check or, with the prior written consent of the Committee, in whole or in part through the surrender of previously acquired shares of the Company's Class A Common Stock, valued at their fair market value on the exercise date.

NON-TRANSFERABILITY OF OPTION

         The Option granted hereby shall not be transferable and shall be exercised only by the Grantee except, in the case of death of the Grantee, by his or her executor or personal representative.

RESTRICTIONS ON TRANSFERABILITY OF RESTRICTED STOCK

         For a period of three years from the Date of Grant, a Grantee of Restricted Stock shall not sell, exchange, pledge or otherwise transfer any shares of Restricted Stock. Certificates representing Restricted Stock shall contain a legend referring to such restrictions and such certificates shall be held by the Company, and not delivered to the Grantee, until the lapse of such restrictions.

INCORPORATION OF PLANS BY REFERENCE

         This Grant is made pursuant to the terms of either or both of the Company's 1996 Stock Option and Restricted Stock Plan and the 1996 Directors' Stock Option Plan, the terms of which are incorporated herein by this reference. The Committee shall interpret and construe the Plan and this Stock Grant, and its interpretations and determinations shall be conclusive and binding on the Company and the Grantee.


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SIGNATURES

         The Company and the Grantee have signed this Grant to acknowledge their agreement with the terms hereof.

CRAGAR INDUSTRIES, INC.                         GRANTEE


BY:_________________________                    ________________________________

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